BROAD NATIONAL BANK

             NON-QUALIFIED DEFERRED COMPENSATION PLAN
                          PLAN DOCUMENT


1.0  PURPOSE

     The purpose of the Broad National Bank Non-Qualified Deferred Compensation Plan (the "Plan") is to provide funds for long-term capital accumulation to be used for retirement or other expenses for Board of Directors and certain executive employees by providing such Directors and employees with a means to defer receipt of director fees, salary, incentive bonuses, and/or other cash compensation to a future date.

2.0  DEFINITIONS

     2.1 Beneficiary. "Beneficiary" means the person, persons, or entity designated by the Participant to receive any benefits payable under the Plan. Any Beneficiary designation made by a Participant shall be made in a written instrument filed, received and accepted by the Plan Administrators.

     2.2 Bank. "Bank" means Broad National Bank and its successors, any subsidiary or affiliated organizations authorized by the Plan Administrators to participate in the Plan and any organization into which or with which the Bank may merge or consolidate or to which all or substantially all of its assets may be transferred.

     2.3 Change of Control. For purposes of this Plan, "Change of Control" shall mean any reorganization, merger, consolidation, or public offering of the Bank, with respect to which persons who were shareholders of the Bank immediately prior to such reorganization, merger, consolidation, or public offering do not immediately thereafter own, directly or indirectly, more than 50% of the combined voting power entitled to vote the Bank's then outstanding voting securities; or a liquidation or dissolution of the Bank or the sale of all or substantially all of the assets of the Bank.

     2.4 Compensation. "Compensation" means director fees, salary, incentive bonuses, and/or other cash compensation that is paid by the Bank to a participant in a Plan Year.

     2.5 Deferred Account. "Deferred Account" means the account maintained on the books of the Bank for each Participant pursuant to Article VI. Separate Deferred Accounts shall be maintained for each Participant.
          More than one Deferred Account may be maintained for each Participant as necessary to reflect (a) various interest credits and/or (b) separate year deferral elections. A Participant's Deferred Account shall be utilized solely as a device for the measurement and determination of the amounts to be paid to the Participant pursuant to this Plan. A Participant's Deferred Account shall not constitute or be treated as a trust fund of any kind.

     2.6 Election Form. "Election Form" means the agreement filed by a Participant prior to the beginning of the first period for which the Participant's Compensation is to be deferred pursuant to the Plan and Election Form. Notwithstanding the foregoing sentence, the Election Form for the first Plan Year of the Plan may be filed no later than ten days after notification of eligibility to participate in the Plan.



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     2.7  Participant.  "Participant" means any individual who is designated by the Plan Administrators to participate in the Plan and who elects to participate by filing an Election Form as provided in Article IV.

     2.8 Plan Administrators. The Plan shall be administered by the Plan Administrators, consisting of three individuals selected by the Chairman/CEO and the President/COO of the Bank. The Plan Administrators shall have the authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and decide or resolve any and all questions, including interpretations of this Plan, as may arise in connection with the Plan. In addition, the Plan Administrators shall have the authority to select, monitor, instruct, and terminate any contractual relationship with a third-party Trustee who will be responsible to invest, manage and provide accounting for any deferred assets pursuant to this Plan.

     2.9 Plan Trustee. If a trust is established pursuant to the Plan, the Plan Trustee shall be a financial institution selected by the Plan Administrators to invest, manage and maintain accounts on behalf of the Participants. The Plan Trustee is responsible to maintain the Deferred Account, make proper distributions, pay taxes, purchase insurance as appropriate, and adhere to the rules as set forth by the Plan Administrators.

     2.10 Plan Year. "Plan Year" means a twelve month period commencing January 1 and ending the following December
          31.  The first Plan Year shall commence on January 1,
          1996.

3.0  ADMINISTRATION

     3.1 Binding Effect of Decisions. The decision or action of the Plan Administrators in respect to any questions arising out of or in connection with the administration, interpretation, and application of the Plan and the rules and regulations promulgated hereunder shall be final, conclusive, and binding upon all persons having any interest in the Plan. In the event that a Participant or other interested party wishes to submit a written appeal, he or she may do so in writing, within sixty (60) days of the disputed
          action.   The appeal will be reviewed by the Plan
          Administrators, and the decision of the Plan
          Administrators shall be final, conclusive, and binding on the Participant and all persons claiming by, through, or under the Participant.

4.0  PARTICIPATION

     4.1 Participation. Participation in the Plan shall be limited to the Board of Directors, as well as Top Management (the Chairman/Chief Executive Officer and President/Chief Operating Officer of the Bank, constituting Tier I of the Bank) and Senior Management (the senior officers of the Bank, constituting Tier II of the Bank) selected by the Compensation Committee of the Board who elect to participate in the Plan by filing an Election Form with the Plan Administrators. An Election Form must be filed prior to the period for which the Compensation would be earned, and the election to participate shall be effective on the first day following receipt by the Plan Administrators of a properly executed and completed Election Form.

5.0  DEFERRED COMPENSATION

     5.1 Deferral Amount. A Participant may elect in any Plan Year to defer all or a portion of his/her Compensation in one percent (1%) increments, whole one thousand dollar amounts, or an amount over a specified dollar amount. The length of the deferral period will be specified by the Participant in the Election Form, and such specification of the deferral length is irrevocable and cannot be changed.

     5.2 Elective Deferred Compensation. The amount of Compensation that a Participant elects to defer as evidenced by the executed Election Form, with respect to each Plan Year of participation in the Plan, shall be credited by the Plan Administrators to the Participant's Deferred Account. To the extent that the Plan Administrators are required to withhold any taxes or other amounts from the Participant's deferred compensation pursuant to any state, Federal, or local law, such amounts shall be taken out of the portion of the Participant's Compensation that is not deferred under this Plan.

     5.3 Supplemental Contributions. In addition to earnings required to be credited to the amounts deferred under the Plan, the Bank may, but is not required to, contribute supplemental monies to the deferred account for any Participant. Such contribution is intended to reflect monies not paid by the Bank to its qualified plans on behalf of such Participant because of Internal Revenue Code limitations. For this purpose, the Bank may take into account Compensation, but shall not include any amounts earned or paid under the Bank's Long-Term Capital Accumulation Plan. The determination to make a supplemental contribution to the account of a Participant shall be made at the sole discretion of the Bank's Board of Directors, exclusive of members who are salaried employees of the Bank.

    5.4 Vesting of Deferred Account. A Participant shall be 100% vested in his/her account with respect to the Compensation deferred that he/she would have received, had it not been deferred, and interest earned thereon, consistent with the Bank's Employee's Retirement Plan (i.e., cliff vesting at five (5) vesting years of service). If the Participant is 100% vested in the Bank's Employee's Retirement Plan, he/she will be deemed to be 100% vested in his/her account. In any event, Participants will be 100% vested in the Bank's supplemental contribution and earnings thereon in the event of his/her death, permanent disability, Change of Control or normal retirement.

6.0 DEFERRED ACCOUNT

    6.1 Accrual Options. A Participant may be entitled to elect one or both of two options with respect to the accrual of an investment return on the amounts deferred:

         a. Interest Option. A Participant may elect to defer any Compensation to which he/she would otherwise have been entitled and have interest accrued at an


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              interest rate equal to the 90-day treasury bill
              rate, adjusted quarterly, or a similar type of financial instrument as may be deemed appropriate by the Plan Administrators.

         b. Rabbi Trust Option. If permitted by the Bank, the Participant may elect to have any deferred amounts applied to fund a Rabbi Trust that will invest such deferred amounts under such investment policy or directive as the Bank, the Participant, and the Plan Trustee of such Trust shall approve. In order to achieve income tax deferral it is necessary that the funds in such Trust remain subject to the claims of creditors of the Bank. Any net annual income tax cost to the Bank of any such Rabbi Trust shall be charged to the Participants' accounts.
              The Bank's net annual income tax cost with respect to any Participant's Rabbi Trust shall be the amount, if any, by which the income tax on any income or capital gains realized on the assets in the Trust in any year is greater than any income tax benefit realized by the Bank on payments made out of the Participant's deferred compensation account to such Participant.

    6.2 Statement of Accounts. The Bank shall submit to each Participant, at least once per quarter, a statement in such form as the Bank deems desirable, setting forth the balance credited to such Participant in his/her Deferred Account as of the last day of the preceding quarter.

7.0 BENEFITS

    7.1 Payment of Benefits. A Participant's Deferred Account will be paid to the Participant and/or his/her estate or beneficiary in ten (10) annual installments unless the Participant had selected a lump sum payment at the time the original election to defer was completed and signed.

    7.2 Form of Payment. Payment of the balance of a Participant's Deferred Account will be in the form of cash.

    7.3 Withholding of Taxes. To the extent required by the law in effect at the time payments are made, the Bank shall withhold from payments made hereunder, any taxes required to be withheld from a Participant's Deferred
         Account for the Federal or any state or local government.

    7.4 Commencement of Payments. Commencement of payments under this Plan shall be made promptly following the expiration of the deferral period or occurrence of the event, which entitles a Participant (or a Beneficiary) to payments under this Plan.

    7.5 Legal Fees. The reasonable legal fees incurred by any Participant to enforce his/her rights hereunder shall be paid for by the Bank to the Participant in addition to sums otherwise due hereunder, whether or not the Participant is successful in enforcing his/her rights or whether or not the matter is settled; provided, however, the Bank shall not be obligated to pay such legal fees in the event that the Plan Administrators determine, in their sole discretion, that such legal fees were incurred by the Participant in the pursuit of frivolous claims allegedly related to the enforcement of his/her rights under the Plan.

8.0 BENEFICIARY DESIGNATION

    8.1 Beneficiary Designation. Each Participant shall have the right, at any time, to designate any person, persons or entity as his/her Beneficiary or Beneficiaries (both principal as well as contingent) to whom payment under this Plan shall be paid in the event of his/her death prior to complete distribution to the Participant or the Beneficiaries due him/her under the Plan.

    8.2 Amendments. Any Beneficiary Designation may be changed by a Participant by the written filing of such change on a form reasonably acceptable to the Bank. The filing of a new Beneficiary Designation Form with the Plan Administrators will cancel all Beneficiary Designations previously filed.

    8.3 No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided above, or if all designated Beneficiaries predecease the Participant, then any amounts to be paid to the Participant's Beneficiary shall be paid to the Participant's estate.

    8.4 Effect of Payment. The payment to the Beneficiary or the Participant's estate as aforesaid shall completely discharge the Bank's obligations under this Plan with respect to the Participant.

9.0 AMENDMENT AND TERMINATION OF PLAN

    9.1 Amendment. The Bank may at any time amend the Plan in whole or part, provided however, that no amendment shall be in effect to decrease or restrict any Deferred
         Account at any time of such amendment.

    9.2 Bank's Right to Terminate. The Bank may at any time terminate the Plan with respect to new elections to defer if, in its judgment, the continuance of the Plan, the tax, accounting, other effects thereof, or potential payments thereunder, would not be in the best interests of the Bank.

10.0     MISCELLANEOUS PROVISIONS

    10.1 Unsecured General Creditor. Participants and their Beneficiaries shall have no legal or equitable rights, interest, or claims in any property or assets of the Bank. The assets of the Plan, except to the extent held in a Rabbi Trust established under the Plan, shall be and remain, the general, unpledged, unrestricted assets of the Bank. The Bank's obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Bank to pay money in the future.

    10.2 Non-assignability. Neither a Participant nor any other person shall have the right to commute, sell, assign, transfer, pledge, anticipate, mortgage, nor otherwise


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         encumber, transfer, hypothecate, or convey in advance of
         actual receipt of amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony, or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency.

    10.3 Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between the Bank and the Participant (or his/her Beneficiary) and the Participant (or his/her Beneficiary) shall have no rights against the Bank except as may otherwise be specifically provided herein. Moreover, nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of the Bank or to interfere with the right of the Bank to discipline or discharge him/her at any time.

    10.4 Protective Provisions. A Participant will cooperate with the Bank by furnishing any and all information requested by the Bank in order to facilitate the payment of benefits hereunder, by taking such physical examinations as may be required by an insurance company as a condition to establishing an insurance policy under the Plan, and by taking such other action as may be requested by the Bank.

    10.5 Severability. If any part of this Plan Document for any reason shall be declared invalid, such decision shall not affect the validity of any remaining portion, which shall remain in full force and effect.